Exhibit 4.3

ELEVENTH AMENDMENT
TO THE FACILITY AGREEMENT

Made and entered into on this 27th day of October, 2005, by and between:

(1)	TOWER SEMICONDUCTOR LTD. (“the Borrower”)

and

(2)	BANK LEUMI LE-ISRAEL B.M. and BANK HAPOALIM B.M.(“the Banks”)

WHEREAS:	the Borrower, on the one hand, and the Banks, on the other hand, are parties to a Facility Agreement dated January 18, 2001, as amended pursuant to a letter dated January 29, 2001, a Second Amendment dated January 10, 2002, a letter dated March 7, 2002, a letter dated April 29, 2002, a letter dated September 18, 2002, as amended on October 22, 2002, a letter dated June 10, 2003, a Seventh Amendment dated November 11, 2003, a letter dated January 30, 2005, a Ninth Amendment dated July 24, 2005 and a Tenth Amendment dated September 29, 2005 (the Facility Agreement, as amended as aforesaid, hereinafter “the Facility Agreement”); and

WHEREAS:	following the Borrower's request, the Borrower and the Banks have agreed to amend the Facility Agreement in the manner set out below (“this Eleventh Amendment”),

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	The Facility Agreement is hereby amended by deleting the reference to "October 31, 2005" in clause 16.36.1.1 and substituting therefor, "November 30, 2005".

2.	The Facility Agreement is hereby amended as expressly set out in this Eleventh Amendment above. This Eleventh Amendment shall be read together with the Facility Agreement as one agreement and, save as expressly amended by this Eleventh Amendment, the Facility Agreement shall remain unaltered and in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Eleventh Amendment on the date first mentioned above.

for:   TOWER SEMICONDUCTOR LTD.

By:     ______________________________

Title:  ______________________________

for: BANK LEUMI LE-ISRAEL B.M. By: ______________________________ Title: ______________________________	for: BANK HAPOALIM B.M. By: ______________________ Title: ______________________